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                                                                   Exhibit 11(a)

                      [Willkie Farr & Gallagher letterhead]



July 30, 2003



Smith Barney Money Funds, Inc.
125 Broad Street
New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Smith Barney Money Funds, Inc. ("Money Funds"), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with Money Fund's filing of its Registration Statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the shares of Cash Portfolio (the "Acquiring Fund"), a series of Money Funds, to be issued pursuant to a Plan of Reorganization ("the Plan") between Cash Portfolio and Retirement Portfolio (the "Acquired Fund"), another series of Money Funds. The Plan of Reorganization provides for the proposed acquisition of all of the assets and liabilities of the Acquired Fund by the Acquiring Fund, the amendment of Money Funds' Charter reclassifying all shares of the Acquired Fund as Class A shares of the Acquiring Fund and the accomplishment of the reclassification by the issuance of Class A shares of the Acquiring Fund to shareholders of the Acquired Fund.

As to the various questions of fact material to the opinion expressed herein we have relied upon and assumed the genuineness of the signatures on, the conformity to originals of, and the authenticity of, all documents, including but not limited to certificates of officers of Money Funds, submitted to us as originals or copies, which facts we have not independently verified. We have examined the Registration Statement, substantially in the form in which it is to become effective, the Money Funds' Certificate of Incorporation and By-laws, each as amended, and the Plan. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the shares of common stock of Money Funds, when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of Money Fund's Prospectus and Statement of Additional Information included as part of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We are admitted to the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinion set forth above is accordingly limited to the laws of those jurisdictions. As to matters

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Smith Barney Money Funds, Inc.
July 30, 2003
Page 2

governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP appended to this letter. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our prior written consent.

Very truly yours,


/s/ Willkie Farr & Gallagher